EXHIBIT 16.1

March 7, 2012

Securities and Exchange Commission
450 Fifth Street NW
Washington, DC  20549

To whom it may concern:

Re:  Harmony Metals, Inc.

We were previously the principal accountants for Harmony Metals, Inc. and we reported on the Company's consolidated financial statements for the years ended September 30, 2011 and 2010.  As of February 21, 2012, we were not engaged as the principal accountants for Harmony Metals, Inc.  We have read Harmony Metals, Inc. statements under Item 4 on its Form 8-K dated March 7, 2012 and we agree with such statements.

During the fiscal years ended September 30, 2011 and 2010 and through February 21, 2012, (a) there has been no disagreement between Harmony Metals, Inc. and Lake and Associates, CPA's LLC on any matter of accounting principles or practices, financial statement disclosure or auditing scope  or procedure, which disagreement, if not resolved to the satisfaction of Lake & Associates, CPA's LLC would have caused it to make a reference to the subject matter of the disagreement in connection with its report on the financial statements for such years and (b) there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

Yours truly,

/s/ Lake & Associates, CPA’s LLC Lake & Associates, CPA’s LLC

 1905 Wright Boulevard
 Schaumburg, IL 60193

Phone: 847.524.0800
Fax: 847.524.1655